EXHIBIT 10.2

PROMISSORY NOTE B

$100,000,000.00	March 18, 2008

FOR VALUE RECEIVED, the undersigned, 330 N. WABASH AVENUE, L.L.C., a Delaware limited liability company (hereinafter referred to as the "Maker"), promises to pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, together with any and all future holders of this Note (hereinafter, the "Payee"), at the location for the Collateral Agent designated below, or at such other place as the Collateral Agent from time to time designate in writing, the principal sum of ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00) or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by the Payee to Maker under the Loan Agreement referred to below (hereinafter, as such loans, together with the other loans advanced under the Loan Agreement, may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, collectively referred to as the "Loan B"), and interest on the disbursed and outstanding balance thereof from and after the date of disbursement hereunder at the interest rates per annum and on the dates provided in the Loan Agreement, both principal and interest to be paid in lawful money of the United States of America, in accordance with the terms, conditions, and provisions all as more fully described and set forth in this Promissory Note B (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as this "Note") and in the Loan Agreement. This Note is one of the Notes (collectively, the "Loan B Notes") referred to in the Loan Agreement (Loan B) dated as of March 18, 2008 (as modified, supplemented, extended and in effect from time to time, the "Loan Agreement") among Maker, the lenders party thereto (including the Payee) (collectively, the "Loan B Lenders") and General Electric Capital Corporation, as Collateral Agent (in such capacity, "Collateral Agent"), and evidences certain "Loans" made thereunder. Capitalized terms used herein and not defined shall have the meanings set forth in the Loan Agreement.

1.	Payments; Maturity.

(i)        Interest Rate. Commencing on the Closing Date and continuing up through and including the date on which all sums evidenced hereby are paid in full, the outstanding principal balance of this Note shall bear interest at the applicable interest rates per annum set forth in the Loan Agreement (hereinafter referred to as the "Interest Rate").

(ii)       Interest Only Payments. The Maker shall pay interest only on the outstanding principal balance of this Note in accordance with Section 2.3 of the Loan Agreement.

(iii)      Maturity Date. If not sooner due and payable in accordance with this Note, the Loan Agreement or the "Mortgages" (as such term is defined in Paragraph 6 below), on March 31, 2013 (or on any earlier Maturity Date as set forth in the Loan Agreement) the Maker shall pay to Collateral Agent (on behalf of Loan B Lenders) all amounts due and unpaid under the Loan Agreement, including the entire unpaid principal balance hereof, together with accrued

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interest thereon, and all other sums applicable to the Loan B which may be due and payable pursuant to the Mortgages or the other Loan Documents.

2.         Place and Manner of Payments. All payments (including prepayments) to be made in respect of principal, interest or other amounts due from the Maker hereunder or under any other Loan Document shall be payable by 12:00 Noon. (New York City time), on the day when due. Such payments shall be made to the Payee by the Maker through the Payee’s loan servicer, which initially shall be Collateral Agent (hereinafter, together with any successor loan servicer or any other addressee from time to time designated by the Payee upon prior written notice to the Maker, collectively referred to as the "Payee's Servicer"), from funds deposited with Payee's Servicer pursuant to and in accordance with the terms, conditions, and provisions of the Lockbox Agreement (hereinafter defined), in lawful money of the United States of America in funds immediately available at such office without setoff, counterclaim or other deduction of any nature; provided, however, in the event the Payee does not receive any payments due from the Maker hereunder or under any other Loan Document from funds deposited with Payee's Servicer in accordance with the terms of the Lockbox Agreement or in the event such payments were not to have been made from said funds but from the Maker's own funds or otherwise, then the Maker shall make such payments to the Payee or to a substitute servicer at such address or pursuant to such instructions as the Payee shall instruct the Maker in writing. Any such payment received by the Payee's Servicer after 12:00 Noon (New York City time), on any day shall be deemed to have been received on the next succeeding Business Day. Whenever any payment to be made under this Note or any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

3.         Application of Payments. So long as no Event of Default exists, all payments on account of the "Indebtedness" (as such term is hereinafter defined) shall be applied: (i) first, to any and all unpaid fees, costs, and expenses due and owing to the Loan B Lenders under the Loan Documents; (ii) next, to further advances, if any, made by the Loan B Lenders or the Collateral Agent as provided in the Loan Documents; (iii) next, to any applicable "Late Charge" (as such term is hereinafter defined); (iv) next, to any accrued and unpaid interest at the Default Rate, if applicable; (v) next, to the "Prepayment Premium" (as such term is hereinafter defined), if applicable; (vi) next, to any accrued and unpaid interest at the Interest Rate; and (vii) last, to reduce the unpaid principal balance of the Loan B Notes. While any Event of Default exists, payments may be applied to the Indebtedness in such order and manner as the Collateral Agent may deem appropriate in its sole and absolute discretion. As used herein, the term "Indebtedness" shall mean the aggregate of the unpaid principal amount of the Loan B Notes, accrued interest, all Late Charges, any Prepayment Premium, and advances made by the Loan B Lenders and/or the Collateral Agent under any of the Loan Documents, and any and all fees, costs, expenses and other sums owing by Maker under the Loan Documents.

4.         Late Charges; Default Rate. In the event any installment of principal or interest due hereunder, or any escrow fund payment for real estate taxes, assessments, other similar charges or insurance premiums due under the Mortgages shall be more than ten (10) days overdue, the Maker shall pay to the holder hereof a late charge (hereinafter referred to as the "Late Charge") in accordance with Section 2.2(4) of the Loan Agreement. Acceptance of the Late Charge shall not constitute a waiver of the Event of Default arising from the overdue

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installment, and shall not prevent the Payee or the Collateral Agent, on behalf of the "Lenders" (as such term is hereinafter defined) from exercising any other rights or remedies available to the Payee and/or the Collateral Agent hereunder or under any of the Loan Documents. Notwithstanding the stated Interest Rate to the contrary, from and after the date of any "Event of Default" (as such term is hereinafter defined), and after the maturity hereof, this Note shall bear interest at the "Default Rate" set forth in, and in accordance with, the Loan Agreement (the "Default Rate"), which Default Rate shall be effective before and after judgment.

5.         Usury. THE PROVISIONS OF THIS PARAGRAPH 5 SHALL GOVERN AND CONTROL OVER ANY IRRECONCILABLY INCONSISTENT PROVISION CONTAINED IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT. The Payee shall never be entitled to receive, collect, or apply as interest on the Indebtedness (for purposes of this Paragraph 5, the word "interest" shall be deemed to include any sums treated as interest under applicable Federal, state and local law governing matters of usury and unlawful interest), any amount in excess of the "Highest Lawful Rate" (as such term is hereinafter defined) and, in the event the Payee ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and shall be treated hereunder as such. If the principal of this Note is repaid in full, any remaining excess shall be promptly paid to the Maker, without interest. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Maker and the Payee shall, to the maximum extent permitted under applicable Federal, state and local law: (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) spread the total amount of interest throughout the entire contemplated term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Highest Lawful Rate, the Payee shall refund to the Maker the amount of such excess and, in such event, the Payee shall not be subject to any penalties provided by any Federal, state and local law for contracting for, charging or receiving interest in excess of the Highest Lawful Rate. For the purposes of this Note, the defined term "Highest Lawful Rate" shall mean the maximum rate of interest which the Payee is allowed to contract for, charge, take, reserve or receive under applicable Federal, state and local law after taking into account, to the extent required by applicable Federal, state and local law, any and all relevant payments or charges hereunder.

6.         Collateral. As of the date hereof, the payment of this Note is secured by, among other things, (i) that certain Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of March 18, 2008, executed by the Maker, as mortgagor, in favor of Collateral Agent for the benefit of Loan B Lenders and the "Loan A Lender" (as such term is hereinafter defined; hereinafter the Loan B Lenders and the Loan A Lender shall be collectively referred to as the "Lenders"), as mortgagee (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the "Fee Mortgage"), and (ii) that certain Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of March 18, 2008, executed by the Maker, as mortgagor, in favor of the Collateral Agent for the benefit of the Lenders, as mortgagee (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the "Leasehold Mortgage" and hereinafter the Fee Mortgage and the Leasehold Mortgage shall be collectively referred to as the "Mortgages"), which Mortgages encumber certain real estate and

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other property interests situated in Cook County, Illinois, all as more particularly described in the Mortgages (hereinafter collectively referred to as the "Premises"). This Note, the other Loan B Notes, the Loan Agreement, the Mortgages, and the other "Loan Documents" described in the Loan Agreement are sometimes collectively referred to as the "Loan Documents". The Mortgages contain "due on sale or further encumbrance" provisions which, together with all other terms of the Mortgages, are incorporated herein by this reference. In addition, Mortgages provide that a default under this Note or under any other Loan Document shall constitute a default under such Mortgages.

7.	Prepayments.

(i)        Voluntary Prepayment. The Maker may prepay the Loan B in full (but not in part) subject to the terms and conditions of Section 2.3(4) of the Loan Agreement, including the requirement that the Maker concurrently pay the applicable prepayment premium (if any) specified therein (the "Prepayment Premium").

(ii)       Mandatory Prepayment. In the event that the fee simple title to the fourteenth floor (hereinafter referred to as the "Fourteenth Floor") of that portion of the Premises constituting a fifty-two story Class A high rise office tower (hereinafter referred to as the "Office Premises") is sold pursuant to the "Purchase and Sale Agreement" (as such term is hereinafter defined), in addition to the payment of the applicable prepayment premium pursuant to Section 2.3(4) of the Loan Agreement, the Maker shall be required to make an immediate mandatory partial principal prepayment of the Loan B in an amount (hereinafter, the "Mandatory Principal Prepayment Amount") equal to the greatest of the following

(a)       an amount equal to (1) the sum of (x) the principal amount outstanding under the Loan B Notes as of the date the payment of such Mandatory Principal Prepayment Amount is made (hereinafter referred to as the "Loan B Outstanding Amount") plus (y) the outstanding principal balance of Loan A (as such term is defined in Paragraph 30 of this Note) as of the date the payment of such Mandatory Principal Prepayment Amount is made (hereinafter referred to as the "Loan A Outstanding Amount"), divided by (2) 1,093,025, multiplied by (3) 31,370 multiplied by (4) the "Payee’s Pro Rata Share of the Release Price" (as such term is defined below); or

(b)       an amount equal to the product of (1) $4,300,000.00 multiplied by (2) the "Payee's Pro Rata Share of the Release Price" (as such term is defined below); or

(c)       an amount equal to (1) the difference between (x) one hundred percent (100%) of the gross sales proceeds paid to the Maker, as seller, in connection with such sale minus (y) all ordinary and customary out-of-pocket transactional closing costs paid to third parties (not Affiliates of Maker) in connection with such sale, including, without limitation, legal expenses, realty transfer fees and taxes, recording fees and recording taxes, payable by the Maker with respect to, and solely as a result of, such sale, but specifically excluding brokerage commissions, minus (z) the amount of all actual abatement and demolition costs and expenses incurred by the Maker in connection with the asbestos remediation of the Fourteenth Floor multiplied by (2) the Payee's Pro Rata Share of the Release Price

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For the purposes of this Note, the defined term "Payee's Pro Rata Share of the Release Price" shall mean, as of the date of calculation of the Mandatory Principal Prepayment Amount, a fraction, the numerator of which is the Loan B Outstanding Commitment as of such date of calculation and the denominator of which is equal to the sum of (A) the Loan A Outstanding Amount as of such date of calculation plus (B) the Loan B Outstanding Amount as of such date of calculation.

8.	Real Property Tax and Insurance Premium Escrows; Ground Rent Escrows.

(i)        Real Property Tax and Insurance Premium Escrows. The Maker shall be required to maintain escrows for the payment of the real property taxes for the Premises and the insurance premiums for the Premises as required by Paragraphs 4 and 7 of the Mortgages.

(ii)       Ground Rent Escrows. The Maker shall be required to maintain escrows for the payment of the ground rent for the Premises as required by Paragraph 4 of the Leasehold Mortgage.

9.         Events of Default. It is hereby expressly agreed by the Maker that time is of the essence in the performance of this Note and the other Loan Documents and that each of the following occurrences shall constitute a default (hereinafter each such default shall be referred to as an "Event of Default") under this Note:

(i)	The failure of the Maker to:

(a)       make any payment of principal or interest under this Note within ten (10) days after the same shall fall due, or

(b)       comply with any of the other terms of this Note or any of the other Loan Documents within thirty (30) days after written notice of such failure has been given by the Collateral Agent to the Maker or within such longer period of time, not to exceed an additional sixty (60) days, as may be reasonably necessary to cure such non-compliance if the Maker is diligently and with continuity of effort pursuing such cure and the failure is susceptible of cure within such additional sixty (60) day period;

(ii)       The failure of the Maker to make payment of any amount due any Loan B Lender or the Collateral Agent under any Loan Document other than this Note, including, without limitation, the Mortgages, on the date the same shall fall due (including any applicable grace period or within ten (10) days of the date due if no grace period is provided);

(iii)      The occurrence of any "default" and/or "event of default" (as such terms are defined in any other Loan Document, including, without limitation, the Mortgages), after the giving of any required notice and/or the passing of any applicable grace or cure periods; and

(iv)      The occurrence of any "default" and/or "event of default" occurring in connection with Loan A, after the giving of any required notice and/or the passing of any applicable grace or cure periods.

10.	Rights and Remedies.

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(i)        Upon the occurrence and during the continuance of an Event of Default, the Maker hereby promises to pay interest on the outstanding principal balance of this Note at the Default Rate as required by Paragraph 4 above.

(ii)       The Collateral Agent (acting on behalf of the Payee and other Loan B Lenders) shall have the following rights, powers, privileges, options and remedies whenever any Event of Default and be continuing shall occur under this Note:

(a)	To foreclose, or exercise any power of sale under, the Mortgages.

(b)       To accelerate the maturity of the Indebtedness and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, this Note, together with any Prepayment Premium, without demand or notice of any kind to the Maker or any other Person, to be immediately due and payable.

(c)       To exercise any and all rights, powers, privileges, options and remedies available at law or in equity and as provided in any of the Loan Documents.

11.       Costs and Expenses. Upon the occurrence of an Event of Default, the Maker expressly agrees to pay all costs of collection and enforcement of every kind, including without limitation, all reasonable attorneys' fees and expenses, court costs, costs of title evidence and insurance, inspection and appraisal costs and expenses of every kind incurred by the Collateral Agent and the Payee in connection with the protection or realization of any or all of the security for this Note, whether or not any lawsuit is filed with respect thereto, including, without limitation, any post-judgment collection costs and expenses. The occurrence of an Event of Default under this Note shall constitute an Event of Default under each and all of the other Loan Documents.

12.       Rights and Remedies Cumulative. The rights, powers, privileges, options and remedies of the Collateral Agent and the Loan B Lenders, as provided in this Note, in any of the Loan Documents, or otherwise available at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of the Collateral Agent, and may be exercised as often as occasion therefor shall occur. No delay or discontinuance in the exercise of any right, power, privilege, option or remedy hereunder shall be deemed a waiver of such right, power, privilege, option or remedy, nor shall the exercise of any right, power, privilege, option or remedy be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. Without limiting the generality of the foregoing, the failure of the Collateral Agent after the occurrence of any Event of Default to exercise the Collateral Agent's right to declare the Indebtedness remaining unmatured to be immediately due and payable shall not constitute a waiver of such right in connection with any future Event of Default. Acceleration of maturity, once elected by the Collateral Agent, may be, in the Collateral Agent's sole and absolute discretion rescinded by the Collateral Agent's written acknowledgment to that effect, but without limiting the foregoing the tender and acceptance of partial payment or partial performance shall not, by itself, in any way affect or rescind such acceleration.

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13.       Taxes; Revenue Stamps. If at any time the United States Government, the State of Illinois, or any department or bureau thereof shall require internal revenue stamps on this Note, upon demand, the Maker shall pay for same and upon default in such payment within ten (10) days after demand for same, the holder of this Note may pay for such stamps and add the amount so paid to the principal debt evidenced by this Note and secured by the Mortgages, and said additional principal shall bear interest at the Interest Rate. If any law or ordinance adopted hereafter imposes a tax on the holder hereof with respect to this Note, the holder shall have the right at its election from time to time to require the Maker, upon thirty (30) days notice, to pay such tax and, if not so paid, the holder hereof may pay such sum, which sum shall thereafter be added to the principal debt evidenced by this Note and secured by the Mortgages, and said additional principal shall bear interest at the Interest Rate. All of the obligations herein contained shall be absolute and unconditional, without regard to the liability of any other party hereto.

14.       Waiver. The Maker hereby waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, notice of intent to accelerate, notice of acceleration of maturity, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, except as otherwise provided herein. Neither the Payee nor the Collateral Agent shall by any acts of omission or commission be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by the Payee or the Collateral Agent, as applicable, and then only to the extent specifically set forth therein; a waiver in respect of one event shall not be construed as continuing or as a bar to the exercise or waiver of such right or remedy in respect of a subsequent event. The Maker hereby expressly waives: (i) the right to direct the application of any and all payments or collections at any time or times hereafter received by the Payee or the Collateral Agent on account of any Indebtedness except for such application as are explicitly required under this Note or the other Loan Documents; and (ii) demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal relating to any of the Loan Documents.

15.       Notices. All notices, demands, requests, and other communications desired or required to be given hereunder (hereinafter individually referred to as a "Notice" and collectively referred to as the "Notices") shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices. All Notices shall be deemed given and effective upon the earliest to occur of: (a) the hand delivery of such Notice to the address for Notices; (b) one (1) Business Day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (c) three (3) Business Days after depositing the Notice in the United States mail as set forth in clause (iii) above. All Notices shall be shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

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Maker:	330 N. Wabash Avenue, L.L.C. c/o Prime Group Realty Trust 77 West Wacker Drive Suite 3900 Chicago, Illinois 60601 Attn.: Jeffrey A. Patterson
With a copy to:

Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attn.: James F. Hoffman, Esq.

and

Jones Day

77 West Wacker Drive, 35th Floor

Chicago, Illinois 60601

Attn.: Stephen E. Hall, Esq.

Payee:

General Electric Capital Corporation

c/o GE Real Estate

500 W. Monroe Street

Chicago, Illinois 60661

Attention: Asset Manager (IBM Plaza)

and

General Electric Capital Corporation

c/o GE Real Estate – Legal

901 Main Avenue

Norwalk, Connecticut 06851

Attention: Paul Mundinger, Esq.

Provided, that the "copy to" Notice to be given as set forth above is a courtesy copy only; and a Notice given to such Person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party. Any party may designate a change of address by written notice to the other parties by giving at least ten (10) days prior written notice of such change of address.

16.       Successors and Assigns; Governing Law. This obligation shall bind the Maker and its successors and assigns, and the benefits hereof shall inure to the Payee and its successors and assigns, and subsequent holders hereof. This Note shall be governed by and construed in accordance with the laws (excluding conflicts of laws rules) of the State of Illinois.

17.       Indemnification. The Maker hereby agrees to and hereby do defend, indemnify, protect, and save harmless the Payee, Payee's Servicer, Collateral Agent and their respective

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directors, officers, employees, attorneys, shareholders, agents, contractors, sub-contractors, appraisers, consultants, licensees, participants, successors, and assigns (hereinafter referred to collectively as the "Indemnified Parties" and individually as an "Indemnified Party") from and against any and all losses, damages, expenses or liabilities of any kind or nature (whether direct, indirect or consequential, and whether resulting from the simple negligence of any of the Indemnified Parties) and from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Note, the other Loan Documents or the Indebtedness; provided, however, the Maker shall not be obligated to defend, indemnify, protect, or save harmless an Indemnified Party, with respect to any loss, damage, expense or liability caused by or resulting from said Indemnified Party's own gross negligence or willful misconduct. If any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against the Maker, said Indemnified Party, against whom such action was brought shall promptly notify the Maker in writing, and the Maker shall assume the defense thereof, including the employment of counsel selected by the Maker and satisfactory to said Indemnified Party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by said Indemnified Party, said Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof. The Maker shall not be liable for any settlement of any such action effected without the Maker's consent, but if settled with the Maker's consent, or if there be a final judgment for the claimant in any such action, the Maker hereby agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss or liability by reason of such settlement or judgment. The provisions of this Paragraph 17 shall survive the termination of this Note and the repayment of all principal, interest, fees, costs, and other expenses evidenced by this Note.

18.       Partial Invalidity. In case any term or provision of this Note or the application thereof to any Person or any circumstance shall to any extent be unenforceable or invalid for any reason, the remainder of this Note, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be impaired thereby, and such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, shall be deleted from this Note.

19.       Definitions. All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Mortgages. The term "Business Day" and "Business Days" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of New York or the State of Illinois or other day on which banking institutions are authorized or obligated to close in the State of New York or the State of Illinois. The term "including" shall mean "including, but not limited to." The term "Person" shall mean an individual, limited liability company, corporation, partnership (whether general or limited), trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity. The term "Potential Default" shall mean the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

20.       Payee's Records Controlling. The unpaid principal amount of this Note, the unpaid interest accrued hereon, the interest rate or rates applicable to such unpaid principal

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amount and the duration of such applicability shall at all times be ascertained from the records of the Payee, which shall be conclusive absent manifest or arithmetical error.

21.	Intentionally Deleted.

22.       Amendments and Modifications. The Maker and the Payee hereby expressly covenant and agree that for purposes of this Note and each and every other Loan Document: (i) this Note and each and every other Loan Document shall be a "credit agreement" under the Illinois Credit Agreements Act, 815 ILCS 160/1 et seq., as amended and modified from time to time (hereinafter referred to as the "Credit Act"); (ii) the Credit Act applies to this transaction including, but not limited to, the execution of this Note and each and every other Loan Document; and (iii) any action on or in any way related to this Note and each and every other Loan Document shall be governed by the Credit Act. If this Note or any other Loan Document contains blanks when executed, the Payee is hereby authorized by the Maker to complete such blanks according to the terms upon which this Note is executed and delivered. In the event of a scrivener's error in any term of this Note, the Maker shall take all such actions to correct such scrivener's error and to conform this Note and the other Loan Documents to the intended terms and provisions.

23.       Entire Agreement; Integration. This Note, the Mortgages, the other Loan Documents and the "Environmental Indemnification Agreements" (as such term is hereinafter defined), constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and thereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof and thereof.

24.       Authorization. The Maker hereby warrants, covenants, represents and confirms that it is duly and legally designated and authorized to execute and deliver this Note and that this instrument is valid and binding on the Maker in accordance with its terms by reason of such execution.

25.       WAIVER OF JURY TRIAL. THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS NOTE, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTION OF ANY PARTY HERETO. NO PARTY SHALL SEEK TO CONSOLIDATE BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL PARTIES.

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26.       Limited Recourse. Subject to the terms of the next succeeding paragraph and notwithstanding anything to the contrary otherwise contained in this Note, but without in any way releasing, impairing or otherwise affecting this Note, or any of the other Loan Documents, including, without limitation, that certain Environmental Indemnification Agreement #1 dated as of March 18, 2008 and that certain Environmental Indemnification Agreement #2 dated as of March 18, 2008, each executed by the Maker (hereinafter, as they may be from time to time amended, modified, extended, renewed, refinanced, substituted and/or supplemented, collectively referred to as the "Environmental Indemnification Agreements"), each Guaranty and any other guaranties or indemnification agreements, or the validity hereof or thereof, or the lien of the Mortgages, it is agreed that the Loan B Lenders' source of satisfaction of the Indebtedness and the Maker's other obligations hereunder (including, without limitation, the Maker's indemnification obligations set forth and described in Paragraph 17 above) and under the Loan Documents (other than the Environmental Indemnification Agreements, the Guaranties and any other guaranties or indemnification agreements) is limited to (i) the Premises and proceeds thereof, (ii) rents, income, issues, proceeds and profits arising out of the Premises subsequent to an Event of Default, and (iii) the Environmental Indemnification Agreements, the Guaranties and any other guaranties or indemnification agreements guarantying or indemnifying Payee and the other Loan B Lenders with respect to the payment of any amounts due hereunder and under the Loan Documents and/or the Maker's performance hereunder and under the Loan Documents, if any; provided, however, that nothing herein contained shall be deemed to be a release or impairment of said Indebtedness or the security therefor intended by the Mortgages, or be deemed to preclude the Collateral Agent from foreclosing the Mortgages or from enforcing any of the Loan B Lenders' rights or remedies in law or in equity thereunder, or in any way or manner affecting the Loan B Lenders' rights and privileges under any of the Loan Documents, the Environmental Indemnification Agreements, the Guaranties and/or any other guaranties or indemnification agreements which act as support for the Maker's payment and/or performance hereunder and/or under the Loan Documents.

PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANY TERM, CONDITION, OR PROVISION OF THIS NOTE TO THE CONTRARY, THE MAKER SHALL PAY, AND THERE SHALL AT NO TIME BE ANY LIMITATION ON THE MAKER'S PERSONAL LIABILITY FOR THE PAYMENT TO THE PAYEE AND OTHER LOAN B LENDERS OF:

(a)       the rents or other income, issues, profits, and revenues derived from the Premises after the occurrence of an Event of Default to the extent applied by the Maker to anything other than (i) normal and necessary operating expenses of the Premises, (ii) the Indebtedness or (iii) Loan A. It is understood that any rents collected more than one month in advance as of the time of the occurrence of any Event of Default shall be considered to have been collected after the occurrence of such Event of Default;

(b)       any security deposits with respect to any portion of the Premises received by the Maker at any time (other than those security deposits which are returned to the applicable tenants in accordance with the terms of their respective leases), which security deposits are not delivered to the Collateral Agent immediately following the occurrence of an Event of Default and the Collateral Agent's making of written demand therefor;

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(c)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or in connection with fraud or material misrepresentations to the Loan B Lenders, the Payee's Servicer or the Collateral Agent by the Maker (or by any of its general partners, officers, shareholders, members, or agents, as applicable);

(d)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or in connection with the Maker's use or misapplication of (i) any proceeds paid under any insurance policies by reason of damage, loss or destruction to any portion of the Premises, or (ii) proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of any portion of the Premises, in the case of each of the foregoing clauses (i) and (ii), for purposes other than those set forth in the Loan Documents;

(e)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or in connection with any waste of the Premises or any portion thereof and all reasonable costs incurred by the Collateral Agent and/or the Loan B Lenders in order to protect the Premises from waste;

(f)        any taxes, assessments and insurance premiums for which the Maker is liable under this Note, the Mortgages, or any of the other Loan Documents and which are paid by the Collateral Agent and/or the Loan B Lenders (but not including the proportionate amount of any such taxes, assessments and insurance premiums which accrue following the date of foreclosure (plus any applicable redemption period) or acceptance of a deed-in-lieu of foreclosure); provided, however, that the Maker shall not be liable for such taxes, assessments, or insurance premiums to the extent that, on the date when such amounts were originally due and owing, there were sufficient funds in the "Lockbox Account" (as such term is defined in the Lockbox Agreement) to pay such amounts (together with any other "Recourse Exemptions" (as such term is defined below) claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the "Loans" (as such term is hereinafter defined). For the purposes of this Paragraph 26, the defined term “Recourse Exemptions” shall mean those amounts described in Paragraphs 26(f), (h), (i), and (m) hereof for which the Maker is not personally liable based upon the amount of funds in the Lockbox Account as of a certain date;

(g)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or in connection with the Maker's covenants, obligations, and liabilities contained in the Environmental Indemnification Agreements;

(h)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or in connection with any construction lien, mechanic's lien, materialmen's lien or similar lien filed or recorded against the Premises; provided, however, that the Maker shall not be liable for such losses, costs, or damages with respect to any such lien to the extent that, on the date when the amounts claimed under such lien were originally due and owing, there were sufficient funds in the Lockbox Account to pay such amounts (together with any other Recourse Exemptions claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the Loans;

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(i)        any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of the failure of the "Improvements" (as such term is defined in the Mortgages) to comply with the accessibility provisions of The Americans with Disabilities Act (hereinafter referred to as the "ADA") and each of the regulations promulgated thereunder, as the same may be amended from time to time which provisions are required by any governmental authority having jurisdiction over the Premises; provided, however, that the Maker shall not be liable for such losses, costs, or damages with respect to any such failure to the extent that, on the date when said Improvements were to have been made or should have been made to comply with the ADA, there were sufficient funds in the Lockbox Account to pay for such work (together with any other Recourse Exemptions claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the Loans and Loan A);

(j)        the total Indebtedness evidenced by the Loan B Notes and the other Loan Documents in the event that (i) the Collateral Agent is prevented from acquiring title to the Premises after the occurrence of an Event of Default because of the failure of the Maker's title under federal, state, or local laws (less any recovery that the Collateral Agent is successful in collecting from any title insurance policy that it holds in connection with the Premises), or (ii) the Maker voluntarily files a petition in bankruptcy or commences a case or insolvency proceeding under any provision or chapter of the Federal Bankruptcy Code;

(k)       any losses, costs, or damages incurred or suffered by the Loan B Lenders resulting from any act of the Maker, or its general partners, members, shareholders, officers, directors, beneficiaries, and/or trustees, as applicable, to obstruct, delay or impede the Payee from exercising any of its rights or remedies under the Loan Documents;

(l)        the total Indebtedness evidenced by the Loan B Notes and the other Loan Documents in the event that (i) the Maker makes or permits a transfer of an interest in the Maker or the Premises not expressly approved by the Collateral Agent in writing or not expressly permitted by the terms of the Loan Documents; (ii) the Maker voluntarily creates, allows, or permits to exist an encumbrance on any portion of the Premises or in an interest in the Maker not expressly approved by the Collateral Agent in writing or not expressly permitted by the terms of the Loan Documents; or (iii) the Maker becomes the subject of an involuntary proceeding under the Federal Bankruptcy Code or similar state insolvency laws, and either (1) the Maker or any "Affiliate" (as such term is defined hereinbelow) of the Maker conspired or cooperated with one or more creditors of the Maker to commence such involuntary proceeding, or (2) the Maker fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding. As used solely in this Paragraph 26, the term "Affiliate" shall mean any Person (A) which owns beneficially, directly or indirectly, any outstanding membership interests in the Maker (other then solely as a result of such Person's ownership of less than ten percent (10%) of the publicly traded shares of Prime Group Realty Trust, a Maryland real estate investment trust) or (B) which controls or is under common control with the Maker. As used in the foregoing definition of "Affiliate", the defined terms "control" and "under common control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise;

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(m)      any losses, costs, or damages incurred or suffered by the Payee resulting from the existence of an encumbrance (other than an encumbrance described in subparagraph 26(l)(ii) above) on any portion of the Premises which encumbrance was not expressly approved by the Payee in writing or which encumbrance is not expressly permitted by the terms of the Loan Documents; provided, however, that the Maker shall not be liable for such losses, costs, or damages with respect to any such encumbrance to the extent that, on the date when the amounts secured by said encumbrance were originally due and owing, there were sufficient funds in the Lockbox Account to pay such amounts (together with any other Recourse Exemptions claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service to the Payee and the Lender B in connection with the Loans);

(n)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or incurred as a result of the Maker's entering into, modifying or canceling any leases in violation of the terms of the Mortgages or any of the other Loan Documents;

(o)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or incurred as a result of the Maker's failure to timely renew any letter of credit issued in connection with the Loan B, including the "Letter of Credit" described in the Loan Agreement;

(p)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or incurred as a result of any brokerage commission or finder's fees claimed in connection with the closing of the Loans and Loan A;

(q)       any losses, costs, or damages arising out of or incurred as a result of Maker's failure to obtain or maintain the "Cap Agreements" in accordance with Section 5.1 of the Loan Agreement (including the requirement to pledge such Cap Agreements to Collateral Agent);

(r)        a portion of the principal amount of the Loans equal to the amount of any principal for which Maker becomes personally liable pursuant to Section 5.9(5) of the Loan Agreement;

(s)       any losses, costs, or damages incurred or suffered by the Loan B Lenders arising out of or in connection with the refusal of the lessor under the "Ground Lease" described in the Leasehold Mortgage, following termination of such Ground Lease, to enter into a new ground lease with the Collateral Agent or its nominee (pursuant to and in accordance with the terms of Section 45B of such Ground Lease (as such Section 45B was added to the Ground Lease by the First Amendment thereto)); and

(t)        all costs and fees (including without limitation reasonable attorneys' fees and expenses) incurred by the Collateral Agent and the Payee in connection with the enforcement of the Payee's and/or Collateral Agent's rights to receive the amounts described in subparagraphs (a) through (s) above.

Nothing in this Paragraph 26 shall be deemed to be a waiver of any right which the Loan B Lenders may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Federal

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Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to the Loan B Lenders under the Loan Documents or to require that all collateral securing the Loan B shall continue to secure the amounts due under the Loan Documents.

27.       USA Patriot Act, Prohibited Person, and Anti-Terrorism Representations, Warranties, and Covenants.

(i)        In addition to, and not by way of limitation of any other compliance requirements, the Maker hereby represents and warrants as of the date hereof and at all times during the term of the Loan B until the Loan B shall have been repaid in full as follows:

(a)       The Maker, the controlling owners of the Maker and, to the knowledge of Maker, any of its other direct and indirect owners have established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the "USA Patriot Act" (as such term is hereinafter defined).

(b)       The Maker, the controlling owners of the Maker and, to the knowledge of Maker, any of its other direct and indirect owners have identified and will continue to identify, the entities with whom they do business, and will retain all documentation necessary to identify those entities and their sources of funds.

(c)       Neither the Maker, nor any of the controlling owners of the Maker nor, to the knowledge of Maker, any of its other direct and indirect owners are a "Prohibited Person" (as such term is hereinafter defined).

(d)       The Maker, the controlling owners of the Maker and, to the knowledge of Maker, any of its other direct and indirect owners do not and will not (1) conduct any business or engage in any transaction or dealing with any Prohibited Person or (2) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to "Executive Order 13224" (as such term is hereinafter defined).

(e)       The Maker, the controlling owners of the Maker and, to the knowledge of Maker, any of its other direct and indirect owners are and will continue to be in compliance with the "Anti-Terrorism Laws" (as such term is hereinafter defined).

(f)        None of the funds of the Maker have been derived from any unlawful activity with the result that the investment in the Maker is prohibited by law or that this Note is in violation of any Anti-Terrorism Laws.

(ii)       In addition to, and not by way of limitation of any other compliance requirements, the Maker hereby covenants and agrees at all times during the term of the Loan B until the Loan B shall have been repaid in full that the Maker shall: (a) comply with all requirements of law relating to any Anti-Terrorism Laws; (b) immediately notify the Collateral Agent in writing if the Maker obtains actual knowledge that any of the representations, warranties, or covenants set forth in this Paragraph 27 are no longer true or have been breached with respect to the Maker; (c) not use funds from any Prohibited Person to make any payment

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due to the Collateral Agent or the Loan B Lenders under this Note or the other Loan Documents; and (d) at the request of the Collateral Agent, to provide such information as may be reasonably requested by the Collateral Agent to determine the Maker's compliance with the terms, conditions, and provisions hereof.

For purposes of this Paragraph 27, the following defined terms shall have the following meanings:

(1)       "Anti-Terrorism Laws" are any laws related to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, including without limitation, The Trading With the Enemy Act, 50 U.S.C. App. §§ 1-44, The International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, The Iraqi Sanctions Act, Pub.L. 101-513, secs. 586-586J, 104 Stat. 2047-55, The United Nations Participation Act, 22 U.S.C. § 287c, The International Security and Development Cooperation Act, 22 U.S.C. §§ 2349aa-8 and -9, The Cuban Democracy Act, 22 U.S.C. § 6001-10, The Cuban Liberty and Democratic Solidarity (LIBERTAD) Act, 22 U.S.C. §§ 6021-91, The Antiterrorism and Effective Death Penalty Act (enacting 8 U.S.C. § 219, 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B), The Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901-1908, 8 U.S.C. § 1182 Executive Order 13224, and the USA Patriot Act, and any regulations promulgated under any of them.

(2)       "Executive Order 13224" is defined as Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001.

(3)       "Prohibited Person" is defined as (A) a Person subject to the provisions of Executive Order 13224; (B) a Person owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (C) any person on entity with whom the Maker or the Payee is prohibited from dealing by any of the Anti-Terrorism Laws; (D) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order 13224; (E) a Person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control; or (F) a Person who is affiliated with a Person described in clauses (A) through (E) inclusive above.

(4)       "USA Patriot Act" is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

28.       SPE Covenants. The Maker hereby represents, warrants, and covenants for the benefit of the Payee as follows:

(i)        The Maker has not owned, does not own, and will not own any asset or property other than (a) the Premises, and (b) incidental personal property necessary for the ownership or operation of the Premises.

(ii)       The Maker has not entered into and will not engage in any business other than the ownership, management and operation of the Premises, and the Maker will conduct and operate its business as conducted and operated as of the Closing Date.

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(iii)      Except for that certain Amended and Restated Management Agreement, dated March 18, 2008, executed by and between the Maker, as owner, and Prime Group Realty, L.P., a Delaware limited partnership, as manager, with respect to the management of the Premises described in the Fee Mortgage (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the "Office Tower Management Agreement"), the Maker has not entered into and will not enter into any contract or agreement with any "Affiliate" (as such term is defined below in this Paragraph 28(iii)) of the Maker, any constituent party of the Maker, or any Affiliate of any constituent party, except upon terms and conditions that have been, are and shall be intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party. As used solely in this Paragraph 28, the term "Affiliate" shall mean any Person other than an "SPC Party" (as such term is defined below) (1) which owns beneficially, directly or indirectly, ten percent (10%) or more of the outstanding membership interests, shares of stock, of other form of ownership interests of any SPC Party or (2) which controls or is under common control with the Maker or any SPC Party. As used solely in the foregoing definition of "Affiliate", the terms "controls" and "under common control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the purposes of this Paragraph 28, the defined term "SPC Party" shall mean the sole member and any managing member or manager of the Maker.

(iv)      The Maker has not incurred and will not incur any additional indebtedness other than (a) the Indebtedness and the indebtedness owed to the Loan A Lenders as of the Closing Date, (b) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is paid when due, and (c) debt incurred in the financing of equipment and other personal property used on the Premises. No indebtedness other than the indebtedness secured by the Mortgages may be secured (subordinate or) by the Premises.

(v)       The Maker has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party or any Affiliate of any constituent party), and has not and shall not acquire obligations or securities of its Affiliates or any constituent party.

(vi)      The Maker has been, is and will remain solvent and the Maker has paid, and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds and assets as the same have become due and as same shall become due.

(vii)     The Maker has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and the Maker will not, nor will the Maker permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of the Maker or such constituent party without the prior express written consent of the Collateral Agent.

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(viii)    The Maker has maintained, and will maintain, all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party and The Maker will file its own tax returns. The Maker shall maintain its books, records, resolutions and agreements as official records.

(ix)      The Maker has been and will be, and at all times has held itself out and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Maker, any constituent party of the Maker, or any Affiliate of any constituent party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, if any, and separate stationery, invoices and checks.

(x)       The Maker has maintained, and will maintain, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(xi)      Neither the Maker nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Maker.

(xii)     The Maker has not commingled and will not commingle the funds and other assets of the Maker with those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other Person.

(xiii)    The Maker has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other Person.

(xiv)    The Maker has not, and the Maker does not and will not hold itself out to be responsible for the debts or obligations of any other Person.

(xv)     Each SPC Party shall be a limited liability company whose sole asset is its interest in the Maker and each such SPC Party will at all times comply, and will cause the Maker to comply, with each of the representations, warranties, and covenants contained in this Paragraph 28 as if such representation, warranty or covenant was made directly by such SPC Party.

(xvi)    The Maker shall, and shall cause each SPC Party to, at all times have at least one duly appointed independent manager (hereinafter referred to as an "Independent Manager") who is a natural person provided to the Maker and/or such SPC Party by a nationally-recognized company that provides professional independent managers/directors and who shall not have been at the time of such individual's appointment or at any time while serving as a non-member manager of the Maker and/or such SPC Party, and may not have been at any time during the preceding five years any of the following: (a) a stockholder, director (other than as an independent manager or independent director to the Maker and/or such SPC Party or any "General Affiliate" (as such term is defined below in this Paragraph 28(xvi)) of the Maker and/or such SPC Party), officer, employee, partner, member (other than as a special member), attorney or counsel to the Maker and/or such SPC Party or any General Affiliate of the Maker and/or such

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SPC Party; (b) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its activities with the Maker and/or such SPC Party or any General Affiliate of the Maker and/or such SPC Party (other than in his or her service as an independent manager, independent director, or special member); (c) any General Affiliate of any such stockholder, director, officer, employee, partner, member, customer, supplier, or other Person (other than in his or her service as an independent manager, independent director, or special member of the Maker and/or such SPC Party or any General Affiliate of the Maker and/or such SPC Party); (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier, or other Person; or (e) a Person which controls, is controlled by, or is under common control with any Person excluded from serving as an Independent Manager under the foregoing clauses (a) through (d). As used solely in this Paragraph 28(xvi), the term "General Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. As used solely in the foregoing definition of "General Affiliate", the terms "controlling", "controlled", and "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership, or membership interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

(xvii)   The Maker shall not cause or permit the members or managers of the Maker or any SPC Party to take any action which, under the terms of any certificate of formation, operating agreement, or any voting trust agreement with respect to any membership interests in the Maker or such SPC Party, requires the vote of the Independent Manager(s) of the Maker and/or such SPC Party without the prior express written approval of the Independent Manager(s) of the Maker and/or such SPC Party.

29.       Fourteenth Floor Release Privilege. Notwithstanding anything in this Note or in the Loan Documents to the contrary, the Maker shall be permitted to sell the Fourteenth Floor in accordance with the terms, conditions, and provisions of that certain Agreement for Purchase and Sale of Hotel Property and the Development of a Hotel, dated May 15, 2007, executed by and between the Maker, as seller, and Modern Magic Hotel, LLC, as successor-by-assignment to Oxford Capital Group, LLC, as purchaser, as previously amended and modified (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the "Purchase and Sale Agreement"), and to thereby obtain a partial release of the Fee Mortgage as it relates to the Fourteenth Floor (hereinafter referred to as the "Release Privilege"), subject to the Maker's compliance with all of the following terms, conditions, and provisions, as determined by the Collateral Agent:

(i)        The Maker shall pay to the Collateral Agent the Mandatory Principal Prepayment Amount in full as a condition precedent to the Collateral Agent's release of the Fourteenth Floor. In addition to the Mandatory Principal Prepayment Amount, the Maker shall also pay to the Collateral Agent, simultaneously with its payment of the Mandatory Principal Prepayment Amount, any applicable Prepayment Premium required pursuant to Paragraph 7 of this Note. The outstanding principal balance of the Loan B shall be permanently reduced by the amount of the Mandatory Principal Prepayment Amount;

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(ii)       If required by Collateral Agent, the Loan Documents shall be modified to reflect the release and application of the Mandatory Principal Prepayment Amount;

(iii)      The Maker shall pay all reasonable costs, fees and expenses associated with the exercise of the Release Privilege, including without limitation, one hundred percent (100%) of all reasonable attorneys' fees and expenses incurred by or on behalf of the Payee and/or the Collateral Agent in connection therewith, and all such sums shall be due and payable on the date of closing and delivery of the release documentation by the Collateral Agent;

(iv)      The Maker shall provide the Collateral Agent with a "partial release" endorsement (i.e., a CLTA 111 endorsement or its equivalent) to the loan title insurance policy insuring the Fee Mortgage, in form and substance acceptable to the Payee and the Collateral Agent;

(v)       The Maker has provided Collateral Agent with at least thirty (30) but not more than sixty (60) days prior express written notice (hereinafter referred to as the "Partial Release Notice") of the proposed release together with copies of any documents which the Maker requests that the Collateral Agent execute in connection with such proposed release;

(vi)      The proposed release shall be requested in connection with a bona fide sale of the Fourteenth Floor pursuant to the Purchase and Sale Agreement. No partial release shall be permitted if requested in connection with a refinance of the Fourteenth Floor or any other transaction other than a bona fide sale pursuant to the Purchase and Sale Agreement;

(vii)     No Event of Default or Potential Default shall have occurred and be continuing on the date on which the Maker delivers the Partial Release Notice to the Collateral Agent, or on the date of the release;

(viii)    The Maker shall have executed and delivered to the Collateral Agent such other instruments, certificates, and documentation as the Collateral Agent shall request in order to preserve, confirm, or secure the validity and priority of the remaining liens of the Fee Mortgage and any other security granted to the Collateral Agent under the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents;

(ix)      The Fourteenth Floor and the balance of the Office Premises shall each constitute a legally subdivided interest in real property, and the release of the Fourteenth Floor shall not (a) violate any requirements of any document of record covering the Fourteenth Floor or the Office Premises, (b) violate any applicable statute, code, regulation, ordinance or other law regarding subdivisions, parcel maps or the division of land into lots or parcels, including the Plat Act, 765 ILCS 205 et seq., and any similar local ordinance, if any, and any local ordinances adopted pursuant thereto, or (c) violate any applicable zoning, building code or other land use, statute, code, regulation, ordinance or other law. The Maker shall provide the Collateral Agent with such title endorsements, opinions of counsel, and/or other evidence satisfactory to the Collateral Agent, in its reasonable discretion, that the foregoing requirements have been satisfied;

(x)       The Maker shall deliver to the Collateral Agent true, correct and complete copies of any mutual covenants, conditions and restrictions, reciprocal easement agreements, or

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other agreements to be executed with the proposed purchaser of the Fourteenth Floor (whether such documents purport to benefit or burden the Office Premises), all of which shall be form and substance reasonably satisfactory to the Collateral Agent and shall be in full force and effect prior to, or contemporaneously with, the proposed release;

(xi)      The Maker shall deliver to the Collateral Agent evidence reasonably satisfactory to the Collateral Agent that the Fourteenth Floor and the Office Premises, after giving effect to the proposed release, (a) shall be and constitute separate tax lots or parcels or that a separate tax lot or parcel designation or status has been requested and/or applied for by the Maker or the Purchaser, as applicable, pursuant to appropriate procedures and that such designation or status is reasonably likely to be granted or given in the ordinary course and (b) shall not be dependent on each other or on any other parcel for compliance with any of the laws statutes, codes, regulations, ordinances of described in subparagraph (ix) above;

(xii)     The Maker shall deliver to the Collateral Agent a copy of any and all unexecuted amendments to the Purchase and Sale Agreement for review and approval by the Collateral Agent prior to the execution thereof, and all other related documentation, in each case with respect to the sale of the Fourteenth Floor; and

(xiii)    The Maker and the Purchaser shall deliver to the Collateral Agent an amendment to that certain Declaration of Covenants, Conditions, Restrictions and Easements, dated on or about the date hereof, executed by the Maker and the Purchaser and recorded on or about the date hereof in the Office of the Recorder of Deeds of Cook County, Illinois, which amendment (a) shall be in recordable form, (b) shall be acceptable to the Collateral Agent, in its reasonable discretion, and (c) shall give effect to the transfer in ownership of the Fourteenth Floor from the Maker to the Purchaser, including, without imitation, providing that all appropriate and requisite means of ingress, egress, access, utilities, sanitation, and the like shall remain available and sufficient to that portion of the Premises then remaining unreleased from the Fee Mortgage.

(xiv)    The Maker shall have satisfied all conditions to exercising the Release Privilege set forth in the loan documents evidencing or otherwise governing the Loan A.

30.       Other Financing. Other than that certain commercial mortgage loan being made concurrently with Loan B by ING USA Annuity and Life Insurance Company, an Iowa corporation ("ING"), to the Maker in the maximum principal amount of up to $88,000,000.00 (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the "Loan A"), the Maker may not incur any other debt, whether senior or subordinate to the Loan B. As used in this Note, the term "Loan A Lenders" shall mean ING, its successors and assigns, and any and all other future holders of any promissory notes evidencing all or any portion of the Loan A.

31.       Secondary Market Transactions. Subject to the terms and conditions set forth in Section 4.1 and (as to grants of participation interests) Section 4.2(2) of the Loan Agreement, the Payee may at any time effect one or more Secondary Market Transactions with respect to the portion of Loan B evidenced by this Note.

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32.       Lockbox. Maker has executed and delivered to the Collateral Agent the Lockbox Agreement and shall direct all tenants under the leases at the Premises, licensees, service providers, managing agents or any other Person with a possessory or beneficial interest in the Premises (which shall include Standard Parking Corporation or any successor manager of all or any portion of the Premises encumbered by the Leasehold Mortgage) to make all future payments of "Rent" (as defined in the Lockbox Agreement) to the "Lockbox" (as defined in the Lockbox Agreement), for deposit into the "Lockbox Account" (as defined in the Lockbox Agreement). As set forth in the Lockbox Agreement, on a monthly basis, all "Net Cash Flow" (as such term is defined in the Lockbox Agreement) shall be deposited into the "TI/LC/CapEx/DS Reserve" described in Paragraph 34 below. As used in this Note, "Net Cash Flow" shall mean "Net Cash Flow" as defined in the Lockbox Agreement and any and all "Rents" (as such term is defined in the Lockbox Agreement) received by or on behalf of the Maker and not delivered to the Lockbox or the Collateral Agent.

33.       Initial TI/LC Reserve to be Held by Collateral Agent. As of the Closing Date, the Maker shall deposit into a reserve maintained by the Collateral Agent (hereinafter referred to as the "Initial TI/LC Reserve") cash in the amount of $4,995,739.00. All monies on deposit in the Initial TI/LC Reserve shall be held by Collateral Agent, with interest in accordance with Section 5.8 of the Loan Agreement, in one or more "Collateral Agent Accounts" (as defined in the Loan Agreement). Maker grants to Collateral Agent (on behalf of the Lenders) a security interest in the Initial TI/LC Reserve. Maker also has granted such security interest to Collateral Agent (on behalf of the Loan A Lenders). While an Event of Default or a Potential Default exists, Collateral Agent shall not be obligated to advance any portion of the Initial TI/LC Reserve, and while an Event of Default exists, Collateral Agent shall be entitled, without notice to Maker, to apply any funds in the Initial TI/LC Reserve in accordance with Paragraph 3, subject to the terms, conditions, and provisions of that certain Intercreditor Agreement dated as of March 18, 2008, executed by and among the Note B Lenders, the Note A Lenders and the Collateral Agent (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the "Intercreditor Agreement"). The Initial TI/LC Reserve shall be advanced by Collateral Agent for payment of the "Existing TI Obligations" described in the Loan Agreement, and for payment of other leasing commissions and costs of constructing tenant improvements as required under leases of the Premises, in accordance with the applicable conditions for advances for tenant improvements and leasing commissions (but not capital expenditures) under Schedule 2.1 to the Loan Agreement.

34.	TI/LC/CapEx/DS Reserve to be Held by the Collateral Agent.

(i)        Throughout the term of the Loan B, on a monthly basis all Net Cash Flow shall be deposited into a reserve maintained by the Collateral Agent (hereinafter referred to as the "TI/LC/CapEx/DS Reserve"). All monies on deposit in the TI/LC/CapEx/DS Reserve shall be held by Collateral Agent, with interest in accordance with Section 5.8 of the Loan Agreement, in one or more Collateral Agent Accounts.

(ii)       The Maker shall be required to deliver to the Collateral Agent, on or before the twenty-fifth (25th) day of each month, a certified operating statement for the Premises in form and substance reasonably acceptable to the Collateral Agent confirming the Net Cash Flow from the Premises for the previous month.

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(iii)      Maker grants to Collateral Agent (on behalf of the Lenders) a security interest in the TI/LC/CapEx/DS Reserve. While an Event of Default or a Potential Default exists, Collateral Agent shall not be obligated to advance any portion of the TI/LC/CapEx/DS Reserve, and while an Event of Default exists, Collateral Agent shall be entitled, without notice to Maker, to apply any funds in the TI/LC/CapEx/DS Reserve in accordance with Paragraph 3, subject to the terms, conditions, and provisions of the Intercreditor Agreement.

(iv)      The TI/LC/CapEx/DS Reserve shall be advanced by Collateral Agent for payment of (a) leasing commissions and costs of constructing tenant improvements as required under leases of the Premises, provided that Maker shall have first exhausted all funds held in the Initial TI/LC Reserve Account (excluding the funds therein allocated to the Existing TI Obligations) and provided that the aggregate amount of all disbursements from the TI/LC/CapEx/DS Reserve for such purposes shall not exceed $5,800,000 (the "TI/LC Cap"), and (b) capital improvements and capital repairs to the Premises identified in the "Capex Budget" attached as Schedule 1.1(A-1) to the Loan Agreement, provided that the aggregate amount of all disbursements from the TI/LC/CapEx/DS Reserve for such purpose shall not exceed $3,000,000 (the "CapEx Cap"). The TI/LC/CapEx/DS Reserve shall be advanced in accordance with the applicable conditions for advances for capital improvements, tenant improvements and leasing commissions under Schedule 2.1 to the Loan Agreement. In addition, if at any time after the second Loan Year the funds on deposit in the Lockbox Account are insufficient to pay principal or interest then due and payable on Loan B, then subject to satisfaction of the general conditions for advances contained in Part B of Schedule 2.1 of the Loan Agreement Maker shall be entitled to request that the Collateral Agent advance funds from the TI/LC/CapEx/DS Reserve to pay such shortfall, provided that the aggregate amount of all disbursements from the TI/LC/CapEx/DS Reserve for such purpose shall not exceed $6,500,000 (the "DS Cap"). In no event, however, shall (x) funds from the TI/LC/CapEx/DS Reserve be available to pay debt service shortfalls during the first two Loan Years, or any debt service shortfalls whatsoever on Loan A, and (y) the DS Cap in any way limit the Collateral Agent's rights to apply funds in the TI/LC/CapEx/DS Reserve to the Indebtedness while an Event of Default exists.

(v)       On or about May 1, 2010, Collateral Agent shall determine the amount, if any, by which (a) $15,300,000.00 exceeds (b) the aggregate amount deposited into the TI/LC/CapEx/DS Reserve from the Closing Date through April 30, 2010 (the "Reserve Deficiency"). If Collateral Agent determines that a Reserve Deficiency exists, then within ten (10) days after Collateral Agent has notified Maker of such Reserve Deficiency, Maker shall deposit into the TI/LC/CapEx/DS Reserve the amount of such Reserve Deficiency.

THE MAKER HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THIS INSTRUMENT AT THE TIME IT WAS SIGNED.

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IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the day and date first above written.

330 N. WABASH AVENUE, L.L.C., a Delaware limited liability company

By:       330 N. Wabash Mezzanine, L.L.C., a Delaware limited                liability company, its sole member

By:       77 West Wacker Limited Partnership, an                Illinois limited partnership, its sole member

By:       Prime Group Realty, L.P., a Delaware                limited partnership, its sole general                partner

By:       Prime Group Realty Trust, a                Maryland real investment trust, its                sole general partner

By:/s/ Jeffrey A. Patterson

Jeffrey A. Patterson

President and

Chief Executive Officer

ATTEST:

/s/ Paul G. Del Vecchio

Paul G. Del Vecchio

Executive Vice President – Capital Markets

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